Exhibit 10.1

ADJUSTMENT OF SALARY OF DOUGLAS F. BAUER

Effective July 1, 2005, the annual base salary of Douglas F. Bauer, Executive Vice President and Northern California Division President of William Lyon Homes, was increased from $225,000 to $275,000.